UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 14, 2007

ScanSource, Inc.

(Exact Name of Registrant as Specified in Its Charter)

South Carolina	000-26926	57-0965380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6 Logue Court, Greenville, South Carolina 29615

(Address, Including Zip Code, of Principal Executive Offices)

(864) 288-2432

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 14, 2007, the Company obtained additional waivers, until June 30, 2007, under its Amended and Restated Credit Agreement dated as of July 16, 2004, as amended, with respect to the delivery of certain quarterly information and documentation to its lenders, to the extent impacted by the pending review of the Special Committee of the Board of Directors of the Company’s stock option grant practices and related accounting issues from the time of its initial public offering in 1994 to the present.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously announced, on February 15, 2007, the Company received a written notification that the NASDAQ Listings Qualifications Panel (the “Panel”) had granted the Company’s request for continued listing of its common stock on The NASDAQ Stock Market, notwithstanding the delinquencies in the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (the “First Quarter 10-Q”) and Quarterly Report on Form 10-Q for the quarter ended December 31, 2006 (the “Second Quarter 10-Q”), provided that the Company file its First Quarter 10-Q and Second Quarter 10-Q, and any required restatements, on or before May 16, 2007,

On May 15, 2007, the Company received another NASDAQ Staff Determination Letter indicating that the Company’s failure to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as required by Marketplace Rule 4310(c)(14), serves as an additional basis for delisting the Company’s common stock from The NASDAQ Stock Market.

On May 15, 2007, the Company received a written notification, in response to a request from the Company, that the NASDAQ Listing and Hearing Review Council had called for review and stayed the delisting of the Company’s common stock from The NASDAQ Stock Market.

See the Company’s Current Report on Form 8-K filed April 20, 2007 and Item 4.02 below for information concerning the Company’s efforts to regain compliance with its filing requirements.

A copy of the Company’s press release regarding the receipt of the additional NASDAQ Staff Determination Letter, as well as the Listing Council’s decision to call for review and stay the delisting, is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

The Company has previously reported that, on April 16, 2007, its Board of Directors determined that the Company’s previously issued financial statements included in its Annual Report on Form 10-K for the year ended June 30, 2006, and perhaps financial statements for earlier periods, including other historical financial information, related disclosures and applicable reports of its independent registered public accounting firm, should no longer be relied upon and that the Company would restate previously issued financial statements as necessary. With respect to financial statements for earlier periods, the Company was unable to determine at that time whether and, if so, which of such prior financial statements required restatement.

As an update, on May 14, 2007, the Board of Directors determined, in consultation with the Company’s management and its independent registered public accounting firm and based on guidance recently issued by the Office of Chief Accountant of the SEC regarding restatements relating to accounting for stock option grants, that the restatement of its financial statements will be set forth in an amendment to its Annual Report on Form 10-K for the year ended June 30, 2006 (the “2006 Annual Report”) and will include a restatement of financial statements for fiscal years 2004, 2005 and 2006 and restated quarterly financial information for fiscal 2005 and 2006 quarters (in addition to the other disclosures set forth in the referenced SEC guidance, as applicable). Accordingly, such annual and quarterly financial statements should no longer be relied upon. With respect to financial statements for all earlier periods, the restatement will affect financial statements for prior fiscal years and, based on the referenced SEC guidance, the Company will reflect those adjustments in selected financial data for fiscal years ended June 30, 2002 and 2003 with columns labeled “restated,” and as part of the opening balances for the fiscal year ended June 30, 2004. As previously reported, the Company believes the aggregate non-cash compensation charges in such restatements will be in the range of $5.9 million to $7.0 million for periods from 1994 to 2006.

The Company intends to file with the SEC the amended 2006 Annual Report and its Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006, December 31, 2006, and March 31, 2007, as soon as practicable. The Board of Directors and management of the Company have discussed the matter disclosed in this Item 4.02 with the Company’s independent registered public accounting firm.

Certain statements contained in this report are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans, activities or events which the Company expects will or may occur in the future. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements, including, but not limited to, completion of the work of the Special Committee, the Company’s completion of its accounting review and the Company’s becoming current in the filing of its periodic reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 - Press Release dated May 15, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ScanSource, Inc.

Date: May 15, 2007	By:	/s/ Richard P. Cleys
	Name:	Richard P. Cleys
	Its:	Vice President and Chief Financial Officer